Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

For Immediate Release

Wind River Beats Second Quarter Revenue and EPS Guidance

Company Exceeds Growth Target for WIND RIVER® PLATFORMS

ALAMEDA, Calif., August 14, 2003— Wind River Systems, Inc. (Nasdaq: WIND), the worldwide market leader in embedded software and services, today reported its second quarter fiscal 2004 operating results.  Total revenues for the second quarter ended July 31, 2003 were $50.4 million, a 4% increase compared to revenues of $48.5 million in the first quarter of fiscal 2004, and a 21% decrease compared to revenues of $63.6 million in the second quarter of fiscal 2003.

“We are pleased to report strong revenue and improved bottom-line results for the quarter, reflecting traction of our platform business and a focus on operational execution,” said Dr. Naren Gupta, interim president and chief executive officer. “Our renewed commitment to innovation and broadened integrated solutions in the embedded space has been received favorably by our large customers and partners.”

“The strong adoption of WIND RIVER PLATFORMS confirms that our customers are looking for Wind River to become a strategic partner that can provide integrated embedded software solutions with a licensing model that helps them control their overall product development costs,” stated Jerry Fiddler, chairman of the board.  “We are excited to announce that we added over 1,000 enterprise license seats versus our guidance for 850 new seats in the quarter.”

In accordance with generally accepted accounting principles (GAAP), second quarter fiscal 2004 net loss was $9.3 million, compared to a net loss of $10.8 million for the first quarter of fiscal 2004 and $36.9 million for the second quarter of fiscal 2003.  GAAP net loss per share was $0.12 for the second quarter of fiscal 2004, compared to a net loss of $0.14 per share for the first quarter of fiscal 2004 and $0.47 per share for the second quarter of fiscal 2003.  Company guidance entering the quarter was for a GAAP net loss per share of $0.14 to $0.17.

Pro forma net loss for the second quarter of fiscal 2004 was $4.1 million, or a net loss of $0.05 per share, compared to a net loss of $9.3 million, or $0.12 per share in the first quarter of fiscal 2004 and a net loss of $7.8 million, or $0.10 per share, reported for the second quarter of fiscal 2003.

Wind River provides pro forma data as a useful alternative for understanding the company’s operating results and ongoing business trends.  Pro forma data is not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies.  Pro forma net loss for the three and six months ended July 31, 2003 and 2002 was computed by adjusting GAAP net loss to exclude amortization and impairment of purchased intangibles, costs associated with restructuring activities, gains and losses on investments and technology, stock compensation and other charges. Pro forma net loss for the three and six months ended July 31, 2002, also assumes that a tax benefit from losses will be realized. Wind River provides a reconciliation of its GAAP and pro forma net loss for the three and six months ended July 31, 2003 and 2002 on page four of this release.

Other Financial Highlights

•                  Cash flow from operations was negative $4.6 million for the quarter, excluding cash outflows of $2.7 million associated with restructuring activities.

•                  Cash and cash equivalents and total investments, including restricted cash, were $249.6 million at the end of the second quarter FY 2004 as compared to $257.1 million at the end of the first quarter FY 2004.

•                  Days Sales Outstanding (DSOs) in accounts receivable at the end of the second quarter FY 2004 were 68 days.

“In the second quarter we made several changes to our business operations with a goal of accelerating decision making and streamlining our support processes. We made changes at all levels of the general and administrative organizations, including eliminating several executive positions,” stated Mike Zellner, chief financial officer. “We remain committed to delivering positive cash flow from continuing operations for the year and expect to achieve this through a combination of top-line growth and a lower cost structure.”

Outlook and Goals

The following statements are forward-looking and actual results may differ materially.  Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a complete description of risks.  In response to SEC Regulation Fair Disclosure (Reg FD), the Company plans to disseminate its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls.  Wind River does not plan to provide any further material guidance on analysts’ financial models beyond the information provided in its quarterly earnings release and conference call.

Third Quarter Guidance:

•                  Wind River expects revenue for Q3 FY 2004 to be in the range of $48 to $52 million.

•                  GAAP net loss per share for Q3 FY 2004 is expected to be 10¢ to 15¢ per share.

•                  Days Sales Outstanding is expected to be approximately 65 to 75 days at the end of Q3 FY 2004.

•                  The Company expects cash flow from operations, excluding restructuring activities, to be neutral at $50 million in revenue for Q3 FY 2004.

•                  The Company expects restructuring charges in Q3 FY 2004 of approximately $2.0 million.

“The organizational changes we’ve made over the last several quarters are having a positive impact on our costs, our revenue and our ability to execute.  I am confident that Wind River will extend its leadership position through continued innovation to meet evolving customer needs,” concluded Dr. Gupta.

Conference Call

Management will host a conference call at 2:00 p.m. Pacific Time on August 14, 2003 to discuss these results. You may listen to the conference call by dialing +1.800.399.5927 in the U.S. or +1.706.643.3427 internationally. You may also listen in live via our webcast at www.windriver.com.  A replay of the conference call will be available after 5:00 p.m. Pacific on August 14, 2003 until 8:00 p.m. Pacific on August 21, 2003. You may listen to the replay of the conference call on the web or by dialing +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and entering the conference i.d. 2096782.

About Wind River

Wind River is the worldwide leader in embedded software and services. The company provides market-specific embedded platforms that integrate real-time operating systems, development tools and technologies. Wind River’s products and professional services are used in multiple markets including aerospace and defense, automotive, digital consumer, industrial, and network infrastructure. Wind River provides high-integrity technology and expertise that enables its customers to create superior products more efficiently. Companies from around the world turn to Wind River to create the most reliable products and to accelerate their time-to-market.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc. WIND RIVER is a registered trademark of Wind River Systems, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies.

This press release contains forward-looking statements, including those relating to expected revenue, loss per share, operating cash flow levels, restructuring charges and days sales outstanding for the fiscal quarter ending October 31, 2003, and for the fiscal year ending January 31, 2004, and the expected adoption rate of the Company’s new business model that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein.  Factors that could cause or contribute to such differences include but are not limited to the continuing weakness in the economy generally, Wind River’s ability to align its costs with decreased revenue levels, the impact of competitive products and pricing, the success of the Company’s implementation of its new business model and the rate of its adoption, potential slow down in customer sales, the impact of charges for restructuring and other costs and other risk factors detailed in the Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission.  Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended July 31,		Six months ended July 31,
	2003	2002	2003	2002
Revenues, net:
Products	$32,943	$42,301	$62,204	$86,026
Services	17,470	21,281	36,752	43,915
Total revenues, net	50,413	63,582	98,956	129,941

Cost of revenues:
Products	3,383	4,709	6,542	10,182
Services	10,212	12,992	20,282	26,980
Total cost of revenues	13,595	17,701	26,824	37,162

Gross profit	36,818	45,881	72,132	92,779

Operating expenses:
Selling and marketing	20,674	32,747	44,118	66,562
Product development and engineering	14,083	17,792	28,432	38,414
General and administrative	6,421	8,397	13,910	17,681
Amortization of purchased intangibles	1,733	2,395	3,575	4,518
Restructuring and other charges	2,016	17,665	2,016	17,665
Impairment of purchased intangibles	1,400	—	1,400	—
Total operating expenses	46,327	78,996	93,451	144,840

Loss from operations	(9,509)	(33,115)	(21,319)	(52,061)

Other income (expense), net	840	(3,554)	2,512	(2,156)

Loss before provision from income taxes	(8,669)	(36,669)	(18,807)	(54,217)
Provision for income taxes	609	275	1,244	775
Net loss	$(9,278)	$(36,944)	$(20,051)	$(54,992)

Net loss per share:
Basic and diluted	$(0.12)	$(0.47)	$(0.25)	$(0.70)
Shares used in per share calculation:
Basic and diluted	79,921	79,035	79,772	78,901

Reconciliation to Pro Forma Net Loss:
Net loss	$(9,278)	$(36,944)	$(20,051)	$(54,992)
Amortization and impairment of purchased intangibles	3,133	2,395	4,975	4,518
Restructuring and other charges	2,016	17,665	2,016	17,665
Stock compensation	212	—	212	—
Gains and losses on investments and technology	(200)	4,259	(616)	4,259
Benefit from income taxes	—	4,783	—	10,913
Pro forma net loss	$(4,117)	$(7,842)	$(13,464)	$(17,637)
Pro forma net loss per share:
Basic and diluted	$(0.05)	$(0.10)	$(0.17)	$(0.22)
Shares used in per share calculation:
Basic and diluted	79,921	79,035	79,772	78,901

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31, 2003	January 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$22,242	$31,938
Short-term investments	17,263	31,110
Accounts receivable, net	37,853	42,129
Prepaid and other current assets	10,543	11,763
Total current assets	87,901	116,940

Investments	164,117	161,575
Property and equipment, net	96,900	45,618
Intangibles, net	89,403	94,376
Other assets	10,281	11,645
Restricted cash	45,930	60,300
Total assets	$494,532	$490,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,836	$2,063
Accrued liabilities	16,147	19,230
Accrued restructuring costs and other	4,355	18,717
Accrued compensation	14,586	15,264
Income taxes payable	1,518	4,392
Deferred revenues	31,505	28,863
Total current liabilities	69,947	88,529

Convertible debt	150,000	150,000
Other long-term debt	40,000	—
Total liabilities	259,947	238,529

Stockholders’ equity:
Common stock	82	82
Additional paid-in-capital	749,095	747,642
Loan to stockholder, net	(747)	(2,006)
Treasury stock, at cost	(32,997)	(34,185)
Accumulated other comprehensive income (loss)	(287)	644
Accumulated deficit	(480,561)	(460,252)
Total stockholders’ equity	234,585	251,925
Total liabilities and stockholders’ equity	$494,532	$490,454